Exhibit 23(c)

Davies Ward Phillips & Vineberg llp

26th Floor 1501 McGill College Avenue Montréal Canada H3A 3N9	Tel 514 841 6400 Fax 514 841 6499 www.dwpv.com

RE:	Registration Statement of Potash Corporation of Saskatchewan Inc. on Form 8-K (No. 333-148023)
We hereby consent to the use of our name under the captions “Canadian Federal Income Tax Considerations” and “Legal Matters” in the prospectus supplement relating to the Registrant’s Registration Statement on Form 8-K (No. 333-148023).
In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
DAVIES WARD PHILLIPS & VINEBERG LLP
/s/ Marie-Emmanuelle Vaillancourt
Marie-Emmanuelle Vaillancourt, a Partner
Montreal, Quebec, Canada
April 28, 2009